Exhibit (e)

ETF DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is made this 1st day of August 2022, by and between AB Active ETFs, Inc., a Maryland corporation (the “Company”) having its principal place of business at 1345 Avenue of the Americas, New York, NY 10105, and Foreside Fund Services, a Delaware limited liability company (the “Distributor”) having its principal place of business at Three Canal Plaza, Suite 100, Portland, ME 04101.

WHEREAS, the Company is a registered open-end management investment company organized under the Investment Company Act of 1940, as amended (the “1940 Act”) with separate and distinct series (each series a “Fund” and collectively the “Funds”) registered with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Company intends to create and redeem shares of common stock (the “Shares”) of each Fund on a continuous basis and list the Shares on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Distributor is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Company desires to retain the Distributor to (i) act as the principal underwriter of the Funds with respect to the creation and redemption of Creation Units of each Fund, and (ii) hold itself available to review and approve orders for such Creation Units in the manner set forth in the Company’s Prospectus and Authorized Participant Agreements (as described below); and

WHEREAS, the Distributor desires to provide the services described herein to the Company subject to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.       Appointment.

The Company hereby appoints the Distributor to serve as the principal underwriter of the Funds with respect to the creation and redemption of Creation Units of each Fund listed in Exhibit A hereto (as may be amended by the Company from time to time on written notice to the Distributor) on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2.       Definitions.

Wherever they are used herein, the following terms have the following respective meanings:

(a)       “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Company under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the SEC from time to time;

(b)       “Registration Statement” means the registration statement most recently filed from time to time by the Company with the SEC and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

(c)       All other capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3.       Duties of the Distributor

(a)       The Distributor agrees to serve as the principal underwriter of the Funds in connection with the review and approval of all Purchase and Redemption Orders of Creation Units of each Fund by Authorized Participants that have executed an Authorized Participant Agreement with the Distributor and Transfer Agent. Nothing herein shall affect or limit the right and ability of the Transfer Agent to accept Fund Securities, Deposit Securities, and related Cash Components through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement and Prospectus. The Company acknowledges that the Distributor shall not be obligated to approve any certain number of orders for Creation Units.

(b)       The Distributor agrees to use commercially reasonable efforts to provide the following services to the Company with respect to the continuous distribution of Creation Units of each Fund: (i) at the request of the Company and subject to the review and approval by the Company prior to execution, the Distributor shall negotiate and enter into Authorized Participant Agreements between and among Authorized Participants, the Distributor and the Transfer Agent, for the purchase and redemption of Creation Units of the Funds, (ii) the Distributor shall approve and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances; (iii) upon request, the Distributor will make available copies of the Prospectus to purchasers of such Creation Units and, upon request, the Statement of Additional Information; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

The Distributor shall ensure that all direct requests to Distributor for Prospectuses, Statements of Additional Information, product descriptions and periodic fund reports, as applicable, are fulfilled.

(c)       The Distributor agrees to make available, at the Company’s request, one or more members of its staff to attend, either via telephone or in person, Board meetings of the Company in order to provide information with regard to the Distributor’s services hereunder and for such other purposes as may be requested by the Board of Directors of the Company.

(d)       Distributor shall review and approve, prior to use, all Company marketing materials (“Marketing Materials”) prepared by the Company for compliance with SEC and FINRA advertising rules and will file all Marketing Materials required to be filed with FINRA. The Distributor agrees to furnish to the Company’s investment adviser any comments provided by FINRA with respect to such materials, as soon as practicable after receipt from FINRA.

(e)       The Distributor shall not offer any Shares and shall not approve any creation or redemption order hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Company’s obligation to redeem or repurchase any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

(f)       The Distributor shall work with the Transfer Agent to review and approve orders placed by Authorized Participants and transmitted to the Transfer Agent.

(g)       The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act, including all such required duplicate copies thereof. The Distributor agrees that all records which it maintains pursuant to the 1940 Act for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request; provided, however, that Distributor may retain all such records required to be maintained by Distributor pursuant to applicable FINRA or SEC rules and regulations. The Distributor shall assist the Company and its designated agents or, upon approval of the Company, any regulatory or self-regulatory body, in any reasonable and written requested review of the records maintained by the Distributor pursuant to Rule 31a-1(d) under the 1940 Act.

(j)       The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Company’s Chief Compliance Officer or Board of Directors.

(k)       Upon request, the Distributor agrees to provide to the company an Authorized Participant contact list.

(l)       The Distributor is not authorized by the Company to make any representations concerning the Company, the Funds or the Shares, other than those consistent with the Prospectus, Registration Statement or other material that may be provided by or on behalf to the Company for the Distributor’s use.

(m)       The Distributor shall maintain in effect at all times during the term of this Agreement a business continuity plan, including internal systems or arrangements with appropriate parties making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Company and (ii) emergency use of electronic data processing equipment, as appropriate to provide services under this Agreement. The Distributor shall take commercially reasonable steps to minimize service interruptions. Upon reasonable request by the Company, the Distributor agrees to provide to the Company a summary of the Distributor’s business continuity plan.

4.       Duties of the Company.

(a)       The Company agrees to create, issue, and redeem Creation Units of each Fund in accordance with the procedures described in the Prospectus. Upon reasonable notice to the Distributor and in accordance with the procedures described in the Prospectus, the Company reserves the right to reject any order for Creation Units or to stop all receipts of such orders at any time.

(b)       The Company agrees that it will take all actions necessary to register an indefinite number of Shares under the 1933 Act.

(c)       The Company will make available to the Distributor such number of copies as Distributor may reasonably request of (i) its then currently effective Prospectus and Statement of Additional Information and product description, (ii) copies of semi-annual reports and annual audited reports of the Company’s books and accounts made by independent public accountants regularly retained by the Company, and (iii) such other publicly available information for use in connection with the distribution of Creation Units.

(d)       The Company shall inform Distributor of any such jurisdictions in which the Company has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in authorized jurisdictions where the Distributor had no information from the Company that such sale or sales were unauthorized at the time of such sale or sales.

The Distributor acknowledges and agrees that the Company reserves the right to suspend sales and Distributor’s authority to review and approve orders for Creation Units on behalf of the Company. Upon due notice to the Distributor, the Company shall suspend the Distributor’s authority to review and approve Creation Units if, in the judgment of the Company, it is in the best interests of the Company to do so. Suspension will continue for such period as may be determined by the Company.

(e)       The Company shall arrange to provide the Listing Exchanges with copies of Prospectuses, Statements of Additional Information, and product descriptions to be provided to purchasers in the secondary market.

(f)       The Company will make it known that Prospectuses and Statements of Additional Information and product descriptions are available by making sure such disclosures are in all marketing and advertising materials prepared by the Company.

5.       Fees and Expenses.

(a)       The Distributor shall be entitled to no compensation or reimbursement of expenses from the Company for the services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from the Investment Adviser related to its services hereunder or for additional services as may be agreed to between the Investment Adviser and Distributor.

(b)       The Company shall bear the cost and expenses of: (i) the registration of the Shares for sale under the 1933 Act; and (ii) the registration or qualification of the Shares for sale under the securities laws of the various States.

(c)       The Distributor shall pay (i) all expenses relating to Distributor’s broker- dealer qualification and registration under the 1934 Act; and (ii) the expenses incurred by the Distributor in connection with routine FINRA filing fees.

(d)       Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Company’s Investment Adviser with respect to any services performed under this Agreement, as may be agreed upon by the parties from time to time.

The Company shall bear any costs associated with printing Prospectuses, Statements of Additional Information and all other such materials.

6.       Indemnification.

(a)       The Company agrees to indemnify and hold harmless the Distributor, its affiliates and each of their respective directors, officers and employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (any of the Distributor, its officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Distributor Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) (“Losses”) that a Distributor Indemnitee may incur arising out of or based upon: (i) Distributor serving as distributor for the Company pursuant to this Agreement; (ii) the allegation of any wrongful act of the Company or any of its directors, officers, employees or affiliates in connection with its duties and responsibilities in this Agreement; (iii) any claim that the Registration Statement, Prospectus, Statement of Additional Information, product description, shareholder reports, Marketing Materials and advertisements specifically approved by the Company and Investment Adviser or other information filed or made public by the Company (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the Prospectus, Statement of Additional Information and product description, in light of the circumstances under which they were made) not misleading under the 1933 Act, or any other statute or the common law, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Company, in writing, by the Distributor for use in such Registration Statement, Prospectus, Statement of Additional Information, product description, shareholder report, Marketing Materials or advertisement; (iv) the breach by the Company of any obligation, representation or warranty contained in this Agreement; or (v) the Company’s failure to comply in any material respect with applicable securities laws. The Distributor shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer.

(b)       The Distributor agrees to indemnify and hold harmless the Company and each of its Directors and officers and any person who controls the Company within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Company and each of its Directors and officers and its controlling persons are collectively referred to as the “Company Indemnitees”) against any Losses arising out of or based upon (i) the allegation of any wrongful act of the Distributor or any of its directors, officers, employees or affiliates in connection with its activities as Distributor pursuant to this Agreement; (ii) the breach of any obligation, representation or warranty contained in this Agreement by the Distributor; (iii) the Distributor’s failure to comply in any material respect with applicable securities laws, including applicable FINRA regulations; or (iv) any allegation that the Registration Statement, Prospectus, Statement of Additional Information, product description, shareholder reports, any information or materials relating to the Funds (as described in section 3(g)) or other information filed or made public by the Company (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with information furnished to the Company, in writing, by the Distributor for use in such Registration Statement, Prospectus, Statement of Additional Information, product description, shareholder report, information or materials. The Company shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer.

In no case (i) is the indemnification provided by an indemnifying party to be deemed to protect against any liability the indemnified party would otherwise be subject to by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the indemnifying party to be liable under this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).

Failure to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party. In the event that indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by them. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them. The indemnifying party agrees to notify the indemnified party promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the purchase or redemption of any of the Creation Units or the Shares.

(c)       No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 6(a) or 6(b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This section 6 shall survive the termination of this Agreement.

(d)       The Company acknowledges and agrees that as part of its duties, Distributor will negotiate and enter into agreements with certain authorized participants (each an “AP” and collectively the “APs”) for the purchase and redemption of Creation Units (each such agreement an “AP Agreement”). The APs may insert and require that Distributor agree to certain provisions in the AP Agreements that contain certain representations, undertakings and indemnification that are not included in the form-of AP Agreement (each such modified AP Agreement a “Non-Standard AP Agreement). The Distributor will submit any Non-Standard AP Agreement containing material changes to the “form of” AP Agreement to the Company or its counsel for review, comment and approval prior to entering into any such Non-Standard AP Agreement.

To the extent that Distributor is requested or required to make any such representations mentioned above, the Company shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard AP Agreement; (b) any representations made by the Distributor in any Non-Standard AP Agreement to the extent that the Distributor is not required to make such representations in the form-of AP Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard AP Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Company or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard AP Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard AP Agreement.

7.       Representations.

(a)       The Distributor represents and warrants that:

1.	(i) it is duly organized as a Delaware limited liability company and is and at all times will remain duly authorized and licensed under applicable law to carry out its services as contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iii) its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound; (iv) it is and will remain registered as a broker-dealer under the 1934 Act and is a member of FINRA; (v) it has in place and will continue to have in place compliance policies and procedures reasonably designed to prevent violations of the Federal Securities Laws as that term is defined in Rule 38a-1 under the 1940 Act; and (vi) it has access to facilities, equipment and personnel reasonably necessary to perform its duties and obligations under this Agreement.

2.	All activities by the Distributor and its agents and employees in connection with the services provided in this Agreement shall comply with the Registration Statement and Prospectus, the instructions of the Company, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges.

(b)       The Distributor and the Company each individually represent that its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (vi) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Company acknowledges that the Distributor will not treat Authorized Participants as “customers” for the purposes of 31 CFR 103.

(c)       The Distributor and the Company each individually represent and warrant that: (i) it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation; and (ii) it will comply with all of the applicable terms and provisions of the 1934 Act.

(d)       The Company represents and warrants that:

1.	(i) it is duly organized as a Maryland corporation and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) it is registered as an investment company under the 1940 Act; (iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iv) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Company is a party or by which it is bound; (v) the Registration Statement and each Fund’s Prospectus have been prepared, and all Marketing Materials shall be prepared, in all materials respects, in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the SEC (the “Rules and Regulations”); (vi) the Registration Statement and each Fund’s Prospectus contain, and all Marketing Materials shall contain, all statements required to be stated therein in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations; (vii) all statements of fact contained therein, or to be contained in all Marketing Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the Registration Statement, any Fund’s Prospectus, nor any Marketing Materials shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each Fund’s Prospectus in light of the circumstances in which made, not misleading; and (viii) except as otherwise noted in the Registration Statement and Prospectus, the offering price for all Creation Units will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus;

2.	it shall file such amendment and amendments to the Registration Statement or such amendments and supplement to each Fund’s Prospectus as, in the light of future developments, shall, in the opinion of the Company’s counsel, be necessary in order to have the Registration Statement and each Fund’s Prospectus at all times contain all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances in which made, not misleading. The Company shall not file any amendment to the Registration Statement or each Fund’s Prospectus without giving the Distributor reasonable notice thereof in advance, provided that nothing in this Agreement shall in any way limit the Company’s right to file at any time such amendments to the Registration Statement or any Fund’s Prospectus as the Company may deem advisable. The Company will also notify the Distributor in the event of any stop order suspending the effectiveness of the Registration Statement. Notwithstanding the foregoing, the Company shall not be deemed to make any representation or warranty as to any information or statement provided by the Distributor for inclusion in the Registration Statement or any Fund’s Prospectus; and

3.	upon delivery of Deposit or Fund Securities to an Authorized Participant in connection with a purchase or redemption of Creation Units, the Authorized Participant will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claims and that such Fund and Deposit Securities will not be “restricted securities” as such term is used in Rule 144(a)(3)(i) under the 1933 Act.

8.       Duration, Termination and Amendment.

(a)       This Agreement shall be effective on the date set forth above, and unless terminated as provided herein, shall continue for two years from its effective date, and thereafter from year to year, provided such continuance is approved annually (i) by vote of a majority of the Directors or by the vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party or (ii) by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on at least sixty (60) days prior written notice. This Agreement shall automatically terminate without the payment of any penalty in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” shall have the respective meanings specified in the 1940 Act.

(b)       No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by both parties.

9.       Notice.

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Foreside:	(ii) If to the Company:

Foreside Fund Services

Attn: Legal Department

Three Canal Plaza, Suite 100

Portland, ME 04101

Telephone: (207) 553-7110

Facsimile: (207) 553-7151

Email:legal@foreside.com

With a copy to:

etp-services@foreside.com

AB Active ETFs, Inc. Attn: Emilie D. Wrapp 1345 Avenue of the Americas New York, NY 10105 Phone: 212-969-2154 Fax: 212-969-2290 Email: emilie.wrapp@alliancebernstein.com

10.       Choice of Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the choice of laws provisions thereof.

11.       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.       Severability.

If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, in order to effectuate the intended results of such invalid provisions.

13.       Insurance.

The Distributor will maintain at its expense an errors and omissions insurance policy adequate to cover services provided by the Distributor hereunder. Upon the Company’s reasonable request, which in no event shall be more than once annually, the Distributor shall furnish the Company a summary of the Distributor’s applicable insurance coverage.

14.       Confidentiality.

(a)       During the term of this Agreement, the Distributor and the Company may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties that is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts, inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, but does not include: (i) information that is or becomes publicly known through lawful means; (ii) information that is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. Each party shall maintain commercially reasonable information security policies and procedures for protecting Confidential Information. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except (i) as required in the course of performing services under this Agreement, (ii) as permitted by the other party or (iii) as required by law. Upon termination of this Agreement for any reason, or as otherwise requested by the Company, all Confidential Information held by the Distributor on behalf of Company shall be promptly returned to the Company, or an authorized officer of the Distributor will certify to the Company in writing that all such Confidential Information has been destroyed. This section 14 shall survive the termination of this Agreement. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by the SEC or other governmental regulatory or self-regulatory agency with jurisdiction over the parties hereto or (ii) requested to do so by the other party; provided that, in the event of (i), the disclosing party shall, unless prohibited by law, give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall cooperate with the other party (at such other party’s expense) in any reasonable efforts to prevent such disclosure. Nothing in this Agreement shall be deemed to authorize the Distributor to waive any attorney-client privilege, work product or other privilege of the Company.

(b)       In the event that the receiving party becomes aware that any of the other party’s Confidential Information has been disclosed by the receiving party to any unauthorized person(s), the receiving party will notify, to the extent possible or permitted, the other party as soon as reasonably practicable of such disclosure (“Incident”). Each party agrees that all communications, information, and data related to any Incident investigation, assessment, or decision is deemed “Confidential Information” under this Agreement.

(c)       The Distributor will maintain commercially reasonable information security systems and controls, which include administrative, technical and physical safeguards that are designed to: (i) maintain the security and confidentiality of the Company’s data; (ii) protect against any anticipated threats or hazards to the security of integrity of the Company’s data, including appropriate measures designed to meet legal and regulatory requirements applying to the Distributor; and (iii) protect against unauthorized access to or use of the Trust’s data.

15.       Limitation of Liability.

This Agreement is executed by or on behalf of the Company with respect to each of the Company Funds and the obligations hereunder are not binding upon any of the directors, officers or shareholders of the Company individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Company, or any other Fund of the Company. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund of the Company shall be enforceable against the assets of that Fund only, and not against the assets of the Company generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Company generally or any other Fund shall be enforceable against the assets of that Fund. The Company’s Articles of Amendment and Restatement are on file with the Company.

16.       Use of Names; Publicity.

The Company shall not use the Distributor’s name in any offering material, shareholder report, advertisement or other material relating to the Company, in a manner not approved by the Distributor in writing prior to such use, such approval not to be unreasonably withheld. The Distributor hereby consents to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority.

The Distributor shall not use the name “AB Active ETFs” in any offering material, shareholder report, advertisement or other material relating to the Distributor, other than for the purpose of merely identifying the Company as a client of Distributor hereunder, in a manner not approved by the Company in writing prior to such use; provided, however, that the Company shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

The Distributor will not issue any press releases or make any public announcements regarding the existence of this Agreement without the express written consent of the Company. Neither the Company nor the Distributor will disclose any of the economic terms of this Agreement, except as may be required by law.

17.       Exclusivity

Nothing herein contained shall prevent the Distributor from entering into similar distribution arrangements or from providing the services contemplated hereunder to other investment companies or investment vehicles.

18.       Governing Language.

This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

Foreside Fund Services		AB Active ETFs, Inc.

By:	/s/ Kelly Whetstone	By:	/s/ Eric C. Freed
Name:	Kelly Whetstone	Name:	Eric C. Freed
Title:	Secretary	Title:	Assistant Secretary

EXHIBIT A

Funds:

AB Ultra Short Income ETF

AB Tax-Aware Short Duration ETF